UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) ofThe Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2006

Medarex, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

707 State Road, Princeton, N.J.	08540-1437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (609) 430-2880

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;
Compensation Arrangements of Certain Officers.

As previously announced, the Board of Directors (the “Board”) of Medarex, Inc. (“Medarex”) initiated an investigation in June 2006 into the historical stock option grant practices of Medarex by a Special Investigation Committee of the Board.  Based on its investigation, the Special Investigation Committee found that prior to the enactment of the Sarbanes-Oxley Act of 2002, Medarex had a practice, in many instances, of dating its stock option grants and restricted stock grants as of dates on which the stock price was relatively low, without disclosing the selection in its public filings and without taking a compensation charge.  In November 2006, the Board determined, based on the recommendations of the Special Investigation Committee, that members of the Board who received misdated grants (i.e., all current directors who were appointed before 2001), and specified senior officers, including the officers identified below, must repay to Medarex any gains they realized from such grants, if exercised, and reprice their outstanding stock options to reflect an exercise price based on the applicable accounting measurement date.  All such directors and senior officers agreed to do so and Medarex has entered into agreements with each of the affected directors and senior officers to reflect such agreement.

Agreements with Named Executive Officers

Irwin Lerner, the Chairman of the Board and the Interim President and Chief Executive Officer, Christian Schade, Senior Vice President, Finance and Administration and Chief Financial Officer and W. Bradford Middlekauff, Senior Vice President and General Counsel, have entered into agreements (each, an “Agreement”) with Medarex relating to certain stock option grants received by them.  Messrs. Lerner, Schade and Middlekauff have agreed to reprice all of the shares subject to stock options (the “Designated Options”) determined by the Special Investigation Committee to have been granted with an exercise price that was less than 100% of the fair market value of Medarex’s common stock on the applicable accounting measurement date (such value when finally determined, the “Corrected Exercise Price”) that are unexercised to the applicable Corrected Exercise Price and have agreed not to exercise any of the Designated Options that may be subject to Section 409A (as defined below) until the later of the date on which the Corrected Exercise Price is finally determined and the six (6) month anniversary of the effective date of each officer’s Agreement.  Of the foregoing officers, Mr. Lerner and Mr. Schade have not exercised any of their Designated Options, while Mr. Middlekauff has.  For this reason, Mr. Middlekauff’s agreement provides that he will promptly repay to Medarex the value of any discount (the “Discount”) realized upon the previous exercise of the Designated Options plus the interest accruing on the Discount from the applicable date of exercise through the date of repayment calculated at the short-term adjusted applicable federal rate (as determined for Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “AFR”), compounding on a quarterly basis.

In addition, Nils Lonberg, Ph.D., Senior Vice President and Scientific Director and Ronald A. Pepin, Ph.D., Senior Vice President, Business Development, have entered into agreements with Medarex to reprice to the applicable Corrected Exercise Price their outstanding unexercised stock options that may be subject to adverse tax consequences under Section 409A of the

Internal Revenue Code of 1986, as amended (“Section 409A”) as a result of such stock options having been granted with an exercise price that is less than 100% of the fair market value of Medarex common stock on the applicable accounting measurement date.  In addition, these officers have agreed not to exercise any of the amended stock options until the later of the date on which the Corrected Exercise Price is finally determined and the six (6) month anniversary of the effective date of each officer’s Agreement.

Each of these Agreements are filed as exhibits to this Current Report on Form 8-K, the full terms of which are incorporated by reference herein.

Agreements with Affected Directors.

Charles R. Schaller and Julius A. Vida, Ph.D., M.B.A., each a member of the Board, have entered into agreements with Medarex to promptly repay to Medarex the Discount realized upon the exercise of stock options that have been determined by the Special Investigation Committee to have been granted with an exercise price that was less than 100% of the fair market value of Medarex’s common stock on the applicable accounting measurement date plus the interest accruing on the Discount from the applicable date of exercise through the date of repayment calculated at the AFR, compounding on a quarterly basis and to agree to reprice all of the unexercised shares subject to such stock options to the applicable Corrected Exercise Price.

Each of these Agreements are filed as exhibits to this Current Report on Form 8-K, the full terms of which are incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits

The following exhibit is filed herewith:

10.1         Letter Agreement dated December 20, 2006 with Irwin Lerner.

10.2         Letter Agreement dated December 20, 2006 with Christian Schade.

10.3         Letter Agreement dated December 20, 2006 with W. Bradford Middlekauff.

10.4         Letter Agreement dated December 20, 2006 with Nils Lonberg.

10.5         Letter Agreement dated December 20, 2006 with Ronald A. Pepin.

10.6         Letter Agreement dated December 20, 2006 with Charles R. Schaller.

10.7         Letter Agreement dated December 20, 2006 with Julius A. Vida.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medarex, Inc.

Date: December 28, 2006	/s/ Christian S. Schade
Christian S. Schade
Senior Vice President and Chief Financial Officer